UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934
Check the appropriate box:
☑	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement

ATARI, INC.
(Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box)
☑	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY, SUBJECT TO COMPLETION, DATED OCTOBER 16, 2007
ATARI, INC.
417 FIFTH AVENUE
NEW YORK, NY 10016
PRELIMINARY INFORMATION STATEMENT
October [•], 2007
Dear Stockholders:
     The accompanying Information Statement is being furnished to the holders of shares of our Common Stock, par value $0.10 per share (the “Common Stock”), of Atari Inc., a Delaware corporation (the “Company,” “Atari,” “we” or “us”). The purpose of the accompanying Information Statement is to notify our holders of Common Stock (the “Stockholders”) that on October 5, 2007, California U.S. Holdings, Inc. (“CUSH”), a California corporation and wholly owned subsidiary of Infogrames Entertainment S.A. (“IESA”) and record holder of 6,926,245 shares of our Common Stock, representing approximately 51.36% of such Common Stock outstanding as of October 5, 2007, executed and delivered a written consent to the Company providing for the removal of Mssrs. James Ackerly, Ronald C. Bernard, Michael G. Corrigan, Denis Guyennot and Ms. Ann E. Kronen from their positions on the Company’s Board of Directors (the “Board of Directors”). IESA and Atari have attempted to restructure the business relationship between us and develop a business plan for Atari going forward, but we have not been able to reach agreement on these matters. We have been informed that CUSH has executed and delivered the written consent in order to allow IESA to reconstitute the Board of Directors of the Company and to seek to implement a restructuring of the business of Atari. A copy of CUSH’s written consent is attached as Annex A to this Information Statement. The Board of Directors appointed as independent members of the Board of Directors Mssrs. Wendell H. Adair, Jr. and Eugene I. Davis on October 10, 2007, Mr. James B. Shein on October 11, 2007 and Mr. Bradley E. Scher on October 12, 2007.
     The federal securities laws require that we send you, at least 20 calendar days prior to the earliest date on which the actions specified in the written consent may be taken, an information statement containing the information specified in Rule 14c-101 under the Securities Exchange Act of 1934, as amended. Pursuant to the Delaware General Corporation Law and the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and its Amended and Restated By-laws, as amended (the “Bylaws”), the ownership by CUSH of our Common Stock entitles it to remove Mssrs. James Ackerly, Ronald C. Bernard, Michael G. Corrigan, Denis Guyennot and Ms. Ann E. Kronen from their positions on our Board of Directors without the vote, approval or consent of any other stockholder.
ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.
     The accompanying Information Statement is for information purposes only and explains the actions taken by written consent. You do not have appraisal or dissenters’ rights under Delaware law, our Certificate of Incorporation or our Bylaws. Please note that only Stockholders of record at the close of business on [_________], 2007, will be entitled to receive the Information Statement.
     We appreciate your continued interest in and support of Atari.

Sincerely,
/s/ David Pierce
David Pierce
President and Chief Executive Officer

This Information Statement is first being mailed to Stockholders on or about [_________], 2007. This Information Statement is furnished for informational purposes only.

ATARI, INC.
417 FIFTH AVENUE
NEW YORK, NY 10016
NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT
October [•], 2007
NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN
CONNECTION WITH THIS INFORMATION STATEMENT.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND
US A PROXY
     We are sending you this Information Statement to inform you of the execution and delivery of a written consent on October 5, 2007, by California U.S. Holdings, Inc., a California corporation (“CUSH”), to Atari, Inc., a Delaware corporation (the “Company,” “Atari,” “we” or “us”), providing for the removal of Mssrs. James Ackerly, Ronald C. Bernard, Michael G. Corrigan, Denis Guyennot and Ms. Ann E. Kronen from their positions on the Company’s Board of Directors (the “Board of Directors”). Our Board of Directors is not soliciting your proxy in connection with the adoption of this resolution and proxies are not requested from stockholders. This Information Statement is being mailed on or about October [•], 2007, to the holders of shares of our Common Stock, par value $0.10 per share (the “Common Stock”), as of [_________], 2007 (the “Stockholders”).
     The Board of Directors appointed as independent members of the Board of Directors Mssrs. Wendell H. Adair, Jr. and Eugene I. Davis on October 10, 2007, Mr. James B. Shein on October 11, 2007 and Mr. Bradley E. Scher on October 12, 2007. No stockholder action is required with regard to those appointments.
     This Information Statement is being furnished by the Company pursuant to Regulation 14C promulgated under the Securities Exchange Act of 1934, as amended, and in connection with certain actions approved by written consent, dated and effective October 5, 2007, of Stockholders entitled to cast a majority of the votes required to approve the removal of directors described above pursuant to the Delaware General Corporation Law and the Company’s Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and its Amended and Restated By-laws, as amended (the “Bylaws”).
     We are distributing this Information Statement to our Stockholders in full satisfaction of the notice requirements of Section 228(e) of the Delaware General Corporation Law. No additional action will be undertaken by us with respect to the receipt of the written consent, and our Stockholders are not entitled to any appraisal or dissenters’ rights under Delaware law, our Certificate of Incorporation or our Bylaws as a result of the actions to be taken pursuant to the written consent described above.

DESCRIPTION OF ACTIONS TAKEN
Written Consent Executed and Delivered by the Consenting Stockholder
     On October 5, 2007, CUSH, a record holder of 6,926,245 shares of our Common Stock, representing approximately 51.36% of such Common Stock outstanding as of October 5, 2007, executed and delivered a written consent providing for the removal of five directors from their positions on our Board of Directors. CUSH is controlled by Infogrames Entertainment S.A., a French corporation (“IESA”). IESA and Atari have attempted to restructure the business relationship between us and develop a business plan for Atari going forward, but we have not been able to reach agreement on these matters. We have been informed that IESA determined to cause CUSH to execute and deliver the written consent in order to reconstitute the Board of Directors of Atari and to seek to implement a restructuring of the business of Atari. A copy of CUSH’s written consent is attached as Annex A to this Information Statement.
Vote Required; Manner of Approval
     Under our Certificate of Incorporation, directors may be removed from our Board of Directors, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. The Delaware General Corporation Law provides that stockholders may take action without a meeting of stockholders if a consent or consents in writing, setting forth the action so taken, signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. As a result, the removal of directors from our Board of Directors may be effected by a written consent or consents executed by the holders of a majority of the outstanding shares of our Common Stock. As of October 5, 2007, CUSH held of record 51.36% of the outstanding shares of our Common Stock. As such, the written consent it executed and delivered on October 5, 2007 is sufficient to remove Mssrs. James Ackerly, Ronald C. Bernard, Michael G. Corrigan, Denis Guyennot and Ms. Ann E. Kronen from our Board of Directors and no further vote, approval or consent of stockholders is required to approve this action. The Delaware General Corporation Law provides that the written consent is effective when executed by the holders of the number of shares of Common Stock required to take the action and delivered to the Company. Under Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, the action taken by CUSH to remove Mssrs. James Ackerly, Ronald C. Bernard, Michael G. Corrigan, Denis Guyennot and Ms. Ann E. Kronen from our Board of Directors cannot take effect until 20 days after this Information Statement is sent to our Stockholders. Delaware law does not have a similar requirement. Following receipt of the written consent of CUSH on October 5, 2007, the directors (including those being removed) held a telephonic meeting. At this meeting, the directors whom CUSH was seeking to remove determined not to seek to challenge or otherwise impede their removal as directors. As a result, those directors determined that their removal was effective immediately and that they were no longer members of the Board of Directors.
Outstanding Voting Stock of the Company
     As of September 13, 2007, there were 13,477,920 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters submitted to the shareholders.
OUR BOARD OF DIRECTORS
     The action by written consent removes Mssrs. James Ackerly, Ronald C. Bernard, Michael G. Corrigan, Denis Guyennot and Ms. Ann E. Kronen from our Board of Directors as of the date of its effectiveness (October 5, 2007). Following the removal of Mssrs. James Ackerly, Ronald C. Bernard, Michael G. Corrigan, Denis Guyennot and Ms. Ann E. Kronen, the remaining directors of the Company were Evence-Charles Coppee, Jean-Michel Perbet and Thomas Schmider. Our Certificate of Incorporation requires that the number of Directors be at least four. The Board of Directors appointed as independent members of the Board of Directors Mssrs. Wendell H. Adair, Jr. and Eugene I. Davis on October 10, 2007, Mr. James B. Shein on October 11, 2007 and Mr. Bradley E. Scher on October 12, 2007. As a result, the Board of Directors is composed of the requisite number of Directors specified in our Certificate of Incorporation. Additional information regarding each of our directors is set forth below.

Directors Removed
     James Ackerly served as a director since June 2001. He is currently the Chairman and President of Splinternet Holdings, Inc., a provider of packetized communications services to major communications companies around the world and an operator of offshore Internet services providers. Since 1995, Mr. Ackerly has provided technology consulting and design services to AMR Corp., The Sabre Group, AT&T and others.
     Ronald C. Bernard served as a director since November 2005. From 2004 to the present, Mr. Bernard has served as the President of LWB Consulting. From 2000 to 2003, he served as Chief Executive Officer of Sekani, Inc. Mr. Bernard served as President of NFL Enterprises from 1993 to 2000. Prior to that, Mr. Bernard served as the President of Viacom Network Enterprises and as the Executive Vice President, Finance and Administration of Showtime Networks Inc. Mr. Bernard started his career as a Senior Accountant with Peat, Marwick, Mitchell & Co.
     Michael G. Corrigan served as a director since November 2005, and had been the Chairman of the Board since July 2007. Mr. Corrigan currently is Vice Chairman of Afterburner Films Inc. and a co-founder and principal of Shelbourne Capital Partners (founded in 1999). Previously, he served as Senior Executive Vice President and Chief Financial Officer of Metro-Goldwyn-Mayer, Inc. From 1978 to 1998, Mr. Corrigan was an accountant with PriceWaterhouse, serving as a partner since 1988 and most recently prior to his departure as a Managing Partner in the Entertainment, Media and Communications Group.
     Denis Guyennot served as a director since February 2000. Since March 2006 he has been the Chief Executive Officer of the operations of Glu Mobile Inc. in Europe, the Middle East and Africa. From October 2004 until December 2005, Mr. Guyennot served as the Executive Vice President, Wireless Applications, of IESA. From February 2000 to October 2004, he served as President, Chief Operating Officer, and Secretary of the Company. From January 1999 to January 2000, Mr. Guyennot served as President of Distribution for Infogrames Entertainment Europe. From July 1998 to January 1999, Mr. Guyennot served as President of Infogrames Europe’s Southern Region. In 1988, Mr. Guyennot founded Ecudis, a distributor of interactive software in Europe, which was acquired by IESA in July 1998. Mr. Guyennot is also currently a director of Boonty Inc.
     Ann E. Kronen served as a director since February 2000. Since 1996, Ms. Kronen has been an independent consultant specializing in strategic planning and management development. She provides consulting services to the Company. Previously, she was Vice President of Product Development for Disney Educational Publishing and President, Family Division, of Phillips Interactive Media, Inc. Ms. Kronen has been working in the interactive media industry since 1983.
Directors Not Removed
     Evence-Charles Coppee has served as a director since November 2005. Since November 2005 Mr. Coppee has been a director of IESA of which he also served as a Deputy Chief Operating Officer until May 2007. From 1996 to 2005, he served as Executive Vice President and joint Managing Director of the daily “Liberation.” From 1987 to 1996, Mr. Coppee held various positions with the French conglomerate Chargeurs (and Pathe). Prior to that, Mr. Coppee was a Manager with the Boston Consulting Group. Mr. Coppee serves on the Board of IESA. Mr. Coppee also is currently a director of Lafarge Ciment.
     Jean-Michel Perbet has served as a director since April 2007. Mr. Perbet is a Deputy Chief Operating Officer of IESA, focusing on worldwide marketing and distribution, and he is the President of Atari Europe S.A.S., which is owned by IESA and conducts its distribution activities in Europe. Prior to joining IESA, he held a number of sales and support positions at Sony France before being appointed its COO. He was later appointed COO of Sony Europe and President of its consumer electronics business.
     Thomas Schmider has served as a director since December 1999. Mr. Schmider was one of the founders of IESA in June 1983 and was the Managing Director (Chief Operating Officer) of IESA from then until April 2007. In April 2007, Mr. Schmider became a Deputy Managing Director of IESA. Mr. Schmider has served on the board of directors of IESA since 1983 and serves on the boards of directors of several subsidiaries of IESA.

Newly Appointed Directors
     Wendell H. Adair, Jr. is a member of M&A Development Company LLC, a real estate development firm. He is a senior lawyer with 35 years of experience specializing in restructuring and corporate finance. Until April 2006, he held Senior Partner positions at leading US law firms, including Stroock & Stroock & Lavan LLP from September 1999 to April 2006 and McDermott, Will & Emery from September 1989 to September 1999. He has previously served on the boards of private companies and has advised corporate boards with respect to governance, fiduciary duty and financing matters.
     Eugene I. Davis is the founder and chairman of consulting group Pirinate, which is focused on restructuring middle market companies. He has held this position since 1999. Prior to this, Mr. Davis was Chief Operating Officer at Total-Tele USA from 1998 to 1999 and held several positions, including Chief Financial Officer, at Emerson Radio from 1990 to 1997. Mr. Davis is a qualified lawyer and was previously a partner at Arter & Hadden LLP. Over the last 10 years he has worked on several restructuring matters including high profile matters such as Tower Automotive and Exide. He has served as independent chairman of the board or chairman of the audit committee of the board for over fifteen companies. He presently serves as a director of Atlas Air Worldwide Holdings, Inc., Foamex International, Inc., American Commercial Lines, Inc., Footstar, Inc., Haights Cross Communication, Knology, Inc., Delta Airlines, Inc., Medicor Ltd., PRG Schultz International, Inc., Viskase Companies Inc., Pilant Corporation, Lumenis Ltd. and Silicon Graphics, Inc.
     Bradley E. Scher is the managing member of Ocean Ridge Capital Advisors, LLC, a financial advisory company established to assist investors, managements and boards of directors of financially and/or operationally underperforming companies. He has held this position since 2002. From 1990 to 1996 and 1996 to 2002, he managed portfolios of distressed investments at Teachers Insurance and Annuity Association of America and PPM America, Inc., respectively. He presently serves as a director of Refco, Inc. and currently and has previously served on the boards of several private companies.
     James B. Shein is Professor of Management & Strategy at Northwestern University’s Kellogg School of Management. He has held this position since 2002. Since 1997, Mr. Shein has also been counsel at McDermott, Will & Emery, with primary areas of practice including corporate financial and operating restructurings, business startups and acquisitions, and fiduciary duties of officers and directors. From 1994 to 1997, he was president of J.S. Associates, a consulting firm providing turnaround advice to public and private manufacturing and service companies. Between 1990 and 1994, he was the president and chief executive officer of R.C. Manufacturing.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information, as of September 13, 2007, concerning the Common Stock of the Company beneficially owned by (i) each director and nominee for election as a director, (ii) each named executive officer (“Named Executive Officer”) and all Named Executive Officers and directors as a group, and (iii) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the best of the Company’s knowledge, sole voting and dispositive power with respect to the shares beneficially owned, subject to community property laws where applicable.

	Amount and Nature
	of Beneficial
	Ownership of Shares
Name and Address of Beneficial Owner(1)	of Common Stock(2)		Percentage**

Infogrames Entertainment S.A.	6,952,248	(3)	51.58%
California U.S. Holdings, Inc.	6,952,248	(4)	51.58%
CCM Master Qualified Fund, Ltd.	1,264,145	(5)	9.40%
The Vanguard Group, Inc.	833,728	(6)	6.19%
Thomas Schmider	6,972,248	(7)	51.65%
Ann E. Kronen	12,159	(8)	*
Denis Guyennot	314	(9)	*
James Ackerly	5,108	(9)	*
Wendell H. Adair, Jr.	—		*

	Amount and Nature
	of Beneficial
	Ownership of Shares
Name and Address of Beneficial Owner(1)	of Common Stock(2)		Percentage**

Ronald C. Bernard	1,095	(9)	*
Evence-Charles Coppee	—		*
Eugene I. Davis	—		*
Michael G. Corrigan	1,095	(9)	*
Jean-Michel Perbet	—		*
David Pierce	25,000	(9)	*
Jean-Marcel Nicolai	20,448	(9)	*
Bradley E. Scher	—		*
James B. Shein	—		*
All named executive officers and directors as a group (14 persons)	7,037,462	(10)	51.89%

*	Less than 1%.

**	As of September 13, 2007, 13,477,920 shares of Common Stock were outstanding, not including shares issuable upon exercise of outstanding options.

(1)	Unless otherwise stated in the applicable footnote, the address for each beneficial owner is c/o Atari, Inc., 417 Fifth Avenue, New York, NY 10016.

(2)	For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, to the best of the Company’s knowledge, the beneficial owners of shares of Common Stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days following September 13, 2007. Shares a person has the right to acquire within 60 days after September 13, 2007 are included in the total outstanding shares for the purpose of determining the percentage of the outstanding shares that person owns, but not for the purpose of calculating the percentage ownership of any other person.

(3)	The shares are owned of record by CUSH, a direct wholly-owned subsidiary of IESA. IESA may be deemed to beneficially own the shares because they are held by a subsidiary. The address of IESA is 1, Place Verrazzano, 69252 Lyon Cedex 09, France.

(4)	Includes 26,000 shares of Common Stock which IESA has the power to vote under a proxy from the Cayre family.

(5)	Information is based on a Schedule 13D dated October 12, 2007, filed with the SEC. Each of CCM Master Qualified Fund, Ltd., Coghill Capital Management, L.L.C., and Clint D. Coghill beneficially owns 1,264,145 shares of Common Stock and has shared voting power with respect to that Common Stock. Coghill Capital Management, L.L.C. serves as the investment manager of CCM Master Qualified Fund, Ltd. and Mr. Coghill is the managing partner of Coghill Capital Management, L.L.C. The address of CCM Master Qualified Fund, Ltd. is One North Wacker Drive, Suite 4350, Chicago, IL 60606.

(6)	Information is based on a Schedule 13G dated November 30, 2006, filed with the SEC, adjusted to reflect the effects of a one-for-ten reverse stock split that became effective on January 3, 2007. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(7)	Mr. Schmider’s holdings include (i) 6,952,248 shares of Common Stock beneficially owned by IESA and (ii) 20,000 shares of Common Stock that he can acquire through exercise of stock options that were exercisable on, or would become exercisable within, 60 days following, September 13, 2007. Mr. Schmider may be deemed to beneficially own all of the shares beneficially held by IESA because he is a Deputy Managing Director of IESA. Mr. Schmider disclaims beneficial ownership of such shares.

(8)	Consists of 300 shares owned by Ms. Kronen (through a trust of which she is the sole trustee) and 11,859 shares that can be acquired through stock option exercises within 60 days following September 13, 2007.

(9)	Consists entirely of shares that can be acquired through stock option exercises within 60 days following September 13, 2007.

(10)	See footnote 2. Includes (i) a proxy for the vote of 26,000 shares of Common Stock held by the Carye family, and (ii) 84,919 shares that can be acquired through stock option exercises within 60 days following September 13, 2007.

INTEREST OF CERTAIN PERSONS IN THE REMOVAL
     The security ownership of certain beneficial owners and management are set forth above in the Section entitled “Security Ownership of Certain Beneficial Owners and Management.” Except as disclosed above, none of the following persons has any substantial interest, direct or indirect, in the matter to be acted upon:
(1)	Any director or officer of the Company since January 1, 2007;

(2)	Directors being appointed; or

(3)	Associates or affiliates of the persons described in (1) and (2).
NO DISSENTERS’ RIGHTS
     Our Stockholders are not entitled to appraisal or dissenters’ rights with respect to the actions to be taken pursuant to the written consent under Delaware law, our Certificate of Incorporation or our Bylaws.
PROPOSALS BY SECURITY HOLDERS
     No meeting of the stockholders will be held in connection with the actions to be taken pursuant to the written consent. In order for proposals by stockholders to be considered for inclusion in the proxy card and proxy statement relating to the 2008 Annual Meeting of Stockholders, such proposals must be received on or before May 29, 2008 at our principal executive offices at 417 Fifth Avenue, New York, NY 10016, attention: Kristina K. Pappa, Secretary.
DISTRIBUTION OF INFORMATION STATEMENT
     We will pay the costs of distributing this Information Statement to our Stockholders. The distribution will be made by mail.
ADDITIONAL INFORMATION
     We are subject to the informational reporting requirements of the Exchange Act and file reports, proxy statements and other information required under the Exchange Act with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Copies of such materials and information from the SEC can be obtained at existing published rates from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. The SEC also maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC which may be downloaded free of charge. When requesting such materials and information from the SEC, please reference the Company’s SEC file number, which is “000-27338.”

ANNEX A
WRITTEN CONSENT
OF THE
MAJORITY STOCKHOLDER
OF
ATARI, INC.
     The undersigned, being the holder of a majority of shares entitled to vote at an election of directors of Atari, Inc., a Delaware corporation (the “Corporation”), in accordance with Section 228 of the General Corporation Law of the State of Delaware, hereby consents to the adoption of the following resolutions as if such resolutions had been adopted at a duly convened meeting of the stockholders of the Corporation:
     RESOLVED, that Messrs. James Ackerly, Ronald C. Bernard, Michael G. Corrigan, Dennis Guyennot and Ms. Ann E. Kronen be, and they hereby are, removed as directors of the Corporation.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, this Consent shall be effective as of October 5, 2007.

CALIFORNIA U.S. HOLDINGS, INC.
By:	/s/ Patrick Leleu
	Name:	Patrick Leleu
	Title:	Chairman and CEO